EXHIBIT 99.1

Domino’s Pizza Announces 5.8% Increase in

System-wide Sales for 2003

Ann Arbor, Michigan, March 2, 2004: Domino’s, Inc., the recognized world leader in pizza delivery, today announced that 2003 System-wide Sales were up 5.8% from 2002 levels. Fourth quarter System-wide Sales were up 9.6% from prior year. These results were driven by increases in worldwide same store sales and store counts. The Company also benefited from a weaker U.S. dollar, as compared to prior years.

The Company will release its 2003 financial results on March 23, 2004, via an earnings press release and Annual Report on Form 10-K.

Domestic Same Store Sales were up 1.3% for the year, with franchise stores up 1.7% and Company-owned stores down 1.7%. Fourth quarter domestic same store sales rose 5.1%, comprised of a 5.3% franchise store increase and a 3.2% Company-owned store increase.

International Same Store Sales were up 4.0% for the year and up 3.6% in the fourth quarter, on a constant dollar basis. Management noted that these successful results marked 10 straight years of positive quarterly same store sales growth from its International division.

The Company ended the year with 7,427 stores, a net growth of 197 stores from 2002. Domestic stores totaled 4,904 and International stores totaled 2,523.

David A. Brandon, Chairman and CEO, said, “2003 was a successful year for our brand and Company, despite a tough environment for virtually everyone in the domestic quick service restaurant sector during the first half of the year. This made our accomplishments all the more meaningful and important. We had another new product win in the fourth quarter with the introduction of Philly Cheese Steak Pizza and, once again, consistent strong results throughout the year from our International business.”

Brandon added: “The proven ability of our exceptional franchisees and team members to succeed over the long haul was demonstrated by again outpacing our two closest pizza competitors in year-over-year percent increases in same store sales – for the third consecutive year.”

Definitions:

Same Store Sales Growth:

Same store sales growth is calculated including only sales from stores that also had sales in the same period of the prior year, but excluding sales from certain seasonal locations such as stadiums and concert arenas. International same store sales growth is calculated similarly to domestic same store sales growth, on a constant dollar basis.

System-wide Sales:

Domino’s Pizza refers to total worldwide net retail sales at Company-owned and franchise stores, collectively, as system-wide sales. Management believes system-wide sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise store sales. Additionally, management reviews comparable industry system-wide sales information to assess business trends and to track the growth of the Domino’s Pizza® brand.

About Domino’s Pizza: Founded in 1960, Domino’s Pizza, the recognized world leader in pizza delivery, operates a network of 7,427 Company-owned and franchised stores in the United States and more than 50 countries. Domino’s Pizza, named a Megabrand by Advertising Age, had Company-owned and franchise store sales of over $4 billion in 2003. Domino’s Pizza was named “2003 Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. In 2003, Domino’s became the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

Contact: Lynn Liddle, Executive Vice President of Communications and Investor Relations—Domino’s, Inc. (734) 930—3008

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Certain statements contained in this release relating to our anticipated profitability and operating performance are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are competitive factors, increases in our operating costs, ability to retain our key personnel, our substantial leverage, ability to implement our growth and cost-saving strategies, industry trends and general economic conditions, adequacy of insurance coverage and other factors, all of which are described in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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